Exhibit 10.1

STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of November 4, 2024 (the “Agreement”), among 1847 CMD Inc., a Delaware corporation (the “Buyer”) and Chris Day (the “Seller”).

BACKGROUND

The Seller is the record and beneficial owner of (i) all of the outstanding shares (the “Shares”) of Common Stock, no par value (the “Common Stock”), of CMD Inc., a Nevada corporation (the “Corporation”) and (ii) all of the Membership Interests (the “Membership Interests”) of CMD Finish Carpentry LLC, a Nevada limited liability company (the “LLC”). The Corporation and the LLC are sometimes individually referred to as a “Company” and collectively referred to herein as the “Companies.” The Seller owns 100% of the (i) issued and outstanding shares of Common Stock and (ii) issued and outstanding Membership Interests. The Seller desires to sell all of the Shares and Membership Interests to the Buyer, and the Buyer desires to purchase all of the Shares and Membership Interests from the Seller, upon the terms and subject to the conditions set forth in this Agreement (such sale and purchase of the Shares and Membership Interests, the “Acquisition”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

(a) When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a):

“Action” means any claim, action, suit, inquiry, hearing, proceeding or other investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of either of the Companies has any present or future right to benefits sponsored or maintained by the applicable Company or any ERISA Affiliate.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, NY are authorized or required by Law to close.

“Closing Working Capital” means the Net Working Capital as reflected on the Closing Date Balance Sheet.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written agreement, contract, commitment, arrangement or understanding. amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as

“ERISA Affiliate” means any Person who is, or at any time was, a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and, for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(f)(2) of the Code, within the meaning of Section 412(n)(6) of the Code that includes, or at any time included, either Company or any Affiliate thereof, or any predecessor of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Independent Accounting Firm” means any nationally recognized independent registered public accounting firm which has not represented either Company, the Buyer or the Seller or any of their Affiliates for the past five years as will be agreed by the Seller and the Buyer in writing. For purposes of this Agreement, “Independent Accounting Firm” shall mean (i) BDO USA, or its successor firm (ii) Marcum LLP or its successor firm or (iii) Baker Tilley US LLP or its successor firm.

“IRS” means the Internal Revenue Service.

“Knowledge of the Seller” or any similar phrase means the actual knowledge of the Seller, in each case without obligation of inquiry.

“Law” means any statute, law, ordinance, rule, regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Material Adverse Effect” means any material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Companies and any of its Subsidiaries, taken as a whole.

“Net Working Capital” means (i) cash of Three Hundred Thousand Dollars ($300,000.00) plus (ii) collectible accounts receivable; plus (iii) good and merchantable inventory; plus (iv) prepaid expenses and other current assets that have an economic benefit to the Company post-Closing excluding all cash in excess of Three Hundred Thousand Dollars ($300,000.00) which cash in excess of $300,000 shall be paid by the Companies to Seller prior to the Closing Date and excluding the Customer Deposits (as defined Section 6.4 below) which will remain an asset of the Companies following the Closing (as defined in Section 2.3(e)) less (iv) current accounts payable not paid as of the Closing Date, accrued Liabilities not paid as of the Closing Date and outstanding checks and other current Liabilities not paid as of the Closing Date. Seller, at his sole and absolute discretion, shall determine which, if any Liabilities shall be paid at or before the Closing, and Buyer shall cause the Company to pay after the Closing all such Liabilities not paid as of the Closing Date. The Buyer understands and acknowledges that the Corporation currently has an Economic Injury Disaster Loan (“EIDL”), and other loans (the EIDL and the other loans are collectively referred to herein as the “Corporation Loans”) outstanding, which Corporation Loans Seller shall cause to be paid on or before the Closing. The Corporation Loans shall be attached as an exhibit to this Agreement on or prior to the Closing Date. A preliminary exhibit of the Corporation Loans is attached hereto as Exhibit “A” which will be updated on or before the Closing. Buyer shall cause the Corporation to pay, or Buyer shall pay, to the Seller, on or before January 30, 2025 an amount equal to the amount paid by the Seller to pay off the Corporation Loans. Failure to pay to Seller the amount paid by Seller to pay off the Corporation Loans shall be deemed a default under this Agreement.

“Net Working Capital Target” is equal to the average Net Working Capital for the twelve (12) month period beginning November 1, 2023 and ending on September 30, 2024 (the “Target Period”), based upon the monthly combined unaudited balance sheets of the Companies for each month end during the Target Period, which Net Working Capital Target as of September 30, 2024 is Three Million, Nine Hundred Eighty-Four Thousand, Nine Hundred Eighty- Nine Dollars ($3,984,989).

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Preliminary Working Capital” means the Net Working Capital as reflected on the Preliminary Balance Sheet, determined in accordance with the combined Company’s historical accounting methods consistently applied, which is the cash basis accounting.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Proposal” means any unsolicited written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all assets of either Company, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the Shares or the Membership Interests, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving either Company in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the parent entity resulting from any such transaction, or (iv) any other transaction that is inconsistent with the intent and purpose of this Agreement.

“Transfer Taxes” means sales, use, transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“$” means United States dollars.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; and (vii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof.

ARTICLE II

PURCHASE AND SALE OF THE SHARES AND THE MEMBERSHIP INTERESTS

2.1 Option Consideration. The parties hereto entered into an Option to Purchase Agreement, dated the date hereof (the “Option Agreement”), pursuant to which Buyer has an Option to purchase the Shares and Membership Interests on or before December 3, 2024 in accordance with the Option Agreement. Simultaneous with the execution of the Option Agreement, the Buyer has paid to the Seller One Million Dollars ($1,000,000) as consideration for the Option Agreement (the “Option Consideration”), which Option Consideration is non- refundable under any and all circumstances. In the event the transactions contemplated by this Agreement closes on or before December 3, 2024, the Option Consideration shall be applied to the Purchase Price.

2.2 Purchase and Sale of the Shares and the Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller will sell, transfer and deliver, and the Buyer will purchase from the Seller, all of the outstanding Shares and all of the Membership Interests for an aggregate purchase price, subject to adjustment as described herein, of Eighteen Million Seven Hundred Fifty Thousand Dollars ($18,750,000) (the “Purchase Price”) which amount shall be paid in readily available funds at the Closing. Provided the Closing occurs on or before December 3, 2024, the Option Consideration but not the Extension Fee will be applied to the Purchase Price. At the Closing and only upon confirmation of actual receipt by Seller of the Purchase Price, the Seller will deliver to the Buyer (i) stock powers duly endorsed in blank representing the Shares, and (ii) a duly executed amended and restated operating agreement of the LLC, at which time, Buyer will be the sole owner of the Membership Interests, constituting all of the ownership interests in the LLC.

2.3 Adjustments to Purchase Price.

(a) Working Capital Adjustment.

(i) At the Closing, the Seller shall deliver to the Buyer an unaudited balance sheet of the combined Companies (the “Preliminary Balance Sheet”), as of the Closing, together with a certificate of the Seller stating that the Preliminary Balance Sheet was prepared in accordance with each of the Company’s historical accounting methods consistently applied so as to present fairly in all material respects the financial condition of Companies as of such date.

(ii) As soon as practicable following the Closing Date (but not later than seventy-five (75) days after the Closing Date), the Buyer shall cause Sadler, Gibb & Associates, LLC, its auditor, at Buyer’s sole cost and expense, to prepare and deliver to the Seller an audited balance sheet of the combined Companies (the “Closing Date Balance Sheet”) as of the Closing Date. The Closing Date Balance Sheet shall be prepared so as to present fairly in all material respects the financial condition of the combined Companies, however, in determining the Closing Net Working Capital, the Closing Date Balance Sheet shall be prepared on the same historical basis as the Preliminary Balance Sheet consistently applied including determining any taxes based upon the cash method of accounting and not the accrual basis of accounting.

(iii) If the Closing Working Capital of the combined Companies exceeds the Preliminary Working Capital of the combined Companies, then the Buyer shall provide the Seller with a Note (the “Working Capital Note”), which Working Capital Note will be issued, at the time the Closing Working Capital is finally determined, in an amount that is equal to the excess.

; If the Preliminary Working Capital exceeds the Closing Working Capital, then the Seller shall pay to Buyer an amount that is equal to such excess on or before thirty (30) days after the Closing Working Capital is finally determined. Any such adjustment shall be treated as an adjustment to the Purchase Price.

(iv) Seller shall pay off the Corporation Loans on or before the Closing Date and Buyer shall reimburse the Seller for such payment in readily available funds on or before January 30, 2025.

(v) The Working Capital Note shall be for a fully amortized term of thirty-six (36) months at an interest rate of six percent (6%) guaranteed by 1847 Holdings LLC, a Delaware limited liability company (“Holdings”), the Corporation and the LLC, secured in a subordinate position to the Buyer’s senior lenders, by the assets of the Buyer, , the Corporation and the LLC and a pledge agreement in the equity of the Corporation, LLC and the Buyer. The Working Capital Note shall be in the form mutually agreeable to the parties and incorporated by this reference.

(vi) In the event the Seller does not agree with the Closing Working Capital as reflected on the Closing Date Balance Sheet, the Seller shall so inform the Buyer in writing within fifteen (15) Business Days of the Seller’s receipt thereof, such writing to set forth the objections of the Seller in reasonable detail. If the Seller and the Buyer cannot reach agreement as to any disputed matter relating to the Closing Working Capital within fifteen (15) Business Days after notification by the Seller to the Buyer of a dispute, they shall forthwith refer the dispute to the Independent Accounting Firm mutually agreeable to the Seller and the Buyer for resolution, with the understanding that such firm shall resolve all disputed items within forty-five (45) days after such disputed items are referred to it. If the Buyer and the Seller are unable to agree on the choice of an Independent Accounting Firm, they shall select an Independent Accounting Firm by lot. The Seller, on the one hand, and the Buyer, on the other hand, shall bear one-half of the costs of such accounting firm. The decision of the accounting firm with respect to all disputed matters relating to the Closing Working Capital shall be deemed final and conclusive and shall be binding upon the Seller and the Buyer. In addition, if the Seller does not object to the Closing Working Capital within the 15-day period referred to above, the Closing Working Capital, as reflected on the Closing Date Balance Sheet as so prepared, shall be deemed final and conclusive and binding upon the Seller and the Buyer.

(vii) The Seller shall be entitled to have access to the books and records of the Companies and the Buyer’s work papers prepared in connection with the Closing Date Balance Sheet and shall be entitled to discuss such books and records and work papers with the Buyer and those persons responsible for the preparation thereof.

(b) Target Working Capital Adjustment. If the Net Working Capital Target exceeds the Net Working Capital as set forth on the Preliminary Balance Sheet, then the Purchase Price shall be reduced at the Closing. If the Net Working Capital as set forth on the Preliminary Balance Sheet exceeds the Net Working Capital Target at Closing (the “Excess”), then the Purchase Price shall be increased by providing the Working Capital Note at the Closing by an amount equal to such Excess.

(c) Payment for Amounts Received After Closing. Buyer shall cause the applicable Company to pay to Seller, within 10 Business Days of receipt, (i) any IRS Tax Credits i.e., ERC, R&D or otherwise, which relate to periods prior to the Closing; (ii) all causes of action, judgments, claims or demands of whatever kind or description relating to the Business which the applicable Company or Seller has or may have, as a plaintiff, against any other person or entity; and (iii) all policies of insurance naming either Company or Seller as owner existing as of the Closing.

(d) No Adjustment for Extension Fee. The parties acknowledge that, in consideration for an extension of the Closing Date to November 1, 2024, Buyer paid to Seller a non-refundable extension fee of $125,000 (the “Extension Fee”). On August 20, 2024, Buyer paid to Seller $100,000 of the Extension Fee. The parties acknowledge and agree that $25,000 of the Extension Fee, which was wired to an account believed to be, but not, owned or maintained by the Company, will be promptly paid to the Seller in the event Buyer or an affiliate receives such $25,000. Since the Closing did not occur on or prior to November 1, 2024, the Extension Fee will not be applied to the Purchase Price.

(e) Closing. The consummation of the Acquisition (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax or any other means mutually agreed upon by the parties hereto on or before the Closing Date, or at such other location or on such other date as the Buyer and the Seller may mutually agree. Buyer understands that prior to the Closing the Seller shall cause the Companies to terminate all lines of credit of the Companies (the LOCs”) and such LOCs will not be an asset or liability of the Companies as of the Closing. Seller confirms that terminating the LOCs will remove any obligation pursuant to the terms of such LOCs for the Companies to provide notices, or seek consents or waivers, relating to the Acquisition, prior to the Closing.

2.4 Transactions to be Effected at the Closing.

(a) At the Closing, the Buyer will (i) pay to the Seller the Purchase Price by paying such sum to the Seller by transfer of immediately available funds in accordance with instructions provided by the Seller, subject to the application of the Option Consideration to the Purchase Price pursuant to Section 2.1 if the Closing Date occurs on or before December 3, 2024, (ii) issue to the Seller the Working Capital Note, if applicable at such time, and (iii) deliver to the Seller all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 7.2 of this Agreement.

(b) At the Closing, the Seller will deliver to the Buyer (i) stock powers duly endorsed in blank representing the Shares, (ii) a duly executed amended and restated operating agreement of the LLC, at which time, Buyer will be the sole owner of the Membership Interests, constituting all of the ownership interests in the LLC and (iii) all other documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to Section 7.1 of this Agreement.

(c) Buyer shall cause the Seller, at or before the Closing Date, to be released as a personal guarantor on any Liabilities. In the event Buyer cannot cause the Seller to be released from all personal guaranties (the “Guaranties”) prior to the Closing Date, Buyer and the Companies agree to indemnify, defend and save Seller and his Affiliates, agents and representatives harmless from and against any and all liabilities, deficiencies, demands, claims, Actions, assessments, losses, costs, expenses, interest, fines, penalties and damages (including fees and expenses of attorneys and accountants and costs of investigation) (individually and collectively, the “Losses”) suffered, sustained or incurred by Seller arising out of or otherwise by virtue of such personal Guaranties. In any event, Buyer shall cause Seller to be released of all personal Guaranties, set forth on Exhibit “B” to be attached on or before the Closing Date, within 45 days after the Closing Date, and if not released Buyer shall be in default of this Agreement. In the event any personal guaranties are discovered after the Closing Date, and not listed on Exhibit “B,” Buyer and the Companies shall use their best efforts to remove those personal guaranties once discovered but not later than 45 days after such discovery.

2.5 Additional Proceeds due to Seller.

(a) The Buyer understands and acknowledges that the Corporation currently has the Corporation Loans outstanding which Seller shall cause to be paid in full on or before the Closing. Buyer shall cause the Corporation to pay, or Buyer shall pay, to the Seller, on or before January 30, 2025 an amount equal to the amount paid by the Seller to pay off the Corporation Loans. Failure by the Buyer to reimburse the Seller the amount paid by Seller to pay off the Corporation Loans shall be deemed a default by the Buyer under this Agreement.

(b) The Seller has advised Buyer that the Tax Returns have been prepared on a cash basis of accounting. Seller understands that the Companies will need to be on accrual basis for tax purposes for the filing of the 2024 year end income tax returns. Buyer agrees that since the Companies have been on the cash basis, Buyer shall cause the Companies, or Buyer shall pay directly to Seller, the difference between the income tax Seller would have paid being on cash basis and what Seller will pay under the accrual basis. Seller will have his CPA prepare a draft (as if) tax return for the Companies for the first 10 months of 2024 and produce K-1s and the difference between these numbers and the K-1s provided by the Buyer or the Companies accrual times the marginal tax rates will be reimbursed to the Seller within thirty (30) days of the filing of the Companies 2024 Tax Returns. In addition, Buyer shall be liable for all taxes, fees, costs and expenses caused by the termination of the Corporation’s S election.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that each statement contained in this Article III is true and correct, except as set forth in the disclosure schedule to be prepared in accordance with Section 6.10 (the “Disclosure Schedule”) corresponding to the applicable sections of this Article III. The Disclosure Schedule has been arranged for purposes of convenience only, in sections corresponding to the Sections of this Article III and Article IV. Such Disclosure Schedule shall be dated on or before the Closing Date, and shall be updated as of the Closing Date, and each such updated Schedule shall be substituted as the Schedule to be included in this Agreement and shall fully replace the previously prepared Schedule, with no liability to Seller for the previous Schedule. Each section of the Disclosure Schedule will be deemed to incorporate by reference all information disclosed by Seller or its Representatives during the Due Diligence process or in any other section of the Disclosure Schedule.

3.1 Authority and Enforceability. The Seller has the requisite legal capacity to execute and deliver this Agreement, to perform the Seller’s obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.2 Noncontravention.

(a) Neither the execution and the delivery of this Agreement nor the consummation of the Acquisition or the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) to the Knowledge of the Seller and assuming compliance with the filing and notice requirements set forth in Section 3.2(b)(i), violate any Law applicable to the Seller or (ii) to the Knowledge of Seller, violate any Contract to which the Seller is a party, except to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 3.2(b) of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.3 The Shares and the Membership Interests.

(a) The Seller holds of record and owns beneficially all of the issued and outstanding (i) Shares of capital stock of the Corporation and (ii) the Membership Interests of the LLC, free and clear of all Liens, other than (a) Liens for any Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (b) statutory Liens or other like Liens incurred in the ordinary course of business or that are being contested in good faith, (c) Liens which do not materially interfere with the present or proposed use of the assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens arising under this Agreement, (f) Liens created by or through the Buyer, and (g) Liens set forth on Section 3.3(a) of the Disclosure Schedule (the “Permitted Liens”).

(b) Except as set forth in this Agreement, the Seller is not a party to any Contract obligating the Seller to vote or dispose of any shares of the capital stock of or Membership Interests, or other equity or voting interests in, either Company.

3.4 Brokers’ Fees. Except as set forth in Section 3.4 of the Disclosure Schedule, the Seller does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES

The Seller represents and warrants to the Buyer that each statement contained in this Article IV is true and correct, except as set forth in the Disclosure Schedule to be prepared in accordance with Section 6.10. Such Disclosure Schedule shall be attached to this Agreement on or before the Closing Date and shall be updated to be true and correct as of the Closing Date and each such updated Schedule shall be substituted as the Schedule to be included in this Agreement and shall fully replace the previously prepared Schedule, with no liability to Seller for the previous Schedule. Each section of the Disclosure Schedule will be deemed to incorporate by reference all information disclosed by Seller or its Representatives during the Due Diligence process or in any other section of the Disclosure Schedule.

4.1 Organization, Qualification and Corporate Power; Authority and Enforceability. The Corporation is a corporation duly organized, validly existing and in good standing under the Laws of Nevada, and has all requisite corporate power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of Nevada, and has all requisite limited liability company power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each Company is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

4.2 Subsidiaries. Neither Company has any Subsidiaries.

4.3 Capitalization.

(a) No capital stock of the Corporation issued or outstanding other than the Shares issued to Seller which is being transferred to Buyer in accordance with this Agreement. The authorized Membership Interests of the LLC are owned 100% by Chris Day which is being transferred to Buyer in accordance with this Agreement. No other Membership Interests of the LLC is issued or outstanding.

(b) There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of the Companies and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Companies. There are no Contracts of any kind to which either Company is a party or by which either Company is bound, obligating such Company to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, either Company, or any “phantom stock” right, stock appreciation right or other similar right with respect to either Company, or obligating either Company to enter into any such Contract.

(c) There are no securities or other instruments or obligations of either Company, the value of which is in any way based upon or derived from any capital or voting stock or other equity interests of the applicable Company or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the applicable Company’s stockholders or members may vote.

(d) There are no Contracts, contingent or otherwise, obligating either Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, either Company. There are no voting trusts, registration rights agreements, stockholder agreements or operating agreements to which either Company is a party with respect to the voting of the capital stock or equity interests of the applicable Company or with respect to the granting of registration rights for any of the capital stock or Membership Interests of the applicable Company. There are no rights plans affecting either Company.

(e) Except as set forth in Section 4.3(e) of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of either Company.

4.4 Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the Acquisition and the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of either Company, (ii) to the Knowledge of the Seller and assuming compliance with the filing and notice requirements set forth in Section 3.2(b)(i), violate any Law applicable to either Company on the date hereof or (iii) except as set forth in Section 4.4 of the Disclosure Schedule, violate any Contract to which either Company is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5 Financial Statements. Section 4.5 of the Disclosure Schedule contains true and complete copies of (i) the unaudited combined balance sheet of the Companies as of December 31, 2023 and December 31, 2022 and the related unaudited statements of income and cash flows for the two years ended December 31, 2023 and December 31, 2022 (the “Annual Financial Statements”) and (ii) the unaudited combined balance sheet of the Companies as of September 30, 2024 and the related statements of income and cash flows for the three-month period ended September 30, 2024 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, on that basis, fairly present, in all material respects, the financial condition, results of operations and cash flows of to the Knowledge of the Seller, the combined Companies as of the indicated dates and for the indicated periods (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes).

4.6 Taxes.

(a) All material Tax Returns required to have been filed by each of the Companies have been filed, and each such Tax Return reflects the liability for Taxes in all material respects. All Taxes shown on such Tax Returns as due have been paid or accrued. The Buyer acknowledges that the Tax Returns have been prepared on a cash basis of accounting. Seller understands that the Companies will need to be on accrual basis for tax purposes for the filing of the 2024 year end corporate income tax returns. Buyer agrees that since the Companies have been on the cash basis, Buyer shall cause the Companies, or Buyer shall pay directly to Seller, the difference between the income tax Seller would have paid being on cash basis and what Seller will pay under accrual basis. Seller will have his CPA prepare a draft (as if) tax return for the Companies for the first 10 months of 2024 and produce K-1s and the difference between these numbers and the K-1s provided by the Buyer or the Companies accrual times the marginal tax rates will be reimbursed to the Seller within thirty (30) days of the filing of the Companies 2024 Tax Returns.

(b) To the Knowledge of the Seller, there is no audit pending against the either Company in respect of any Taxes. There are no Liens on any of the assets of either Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) Each of the Companies has withheld and paid or accrued for all material Taxes required to have been withheld and paid or accrued for in connection with amounts paid or owing to any third party.

(d) Neither Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither Company is a party to any Tax allocation or sharing agreement.

4.7 Compliance with Laws and Orders; Permits.

(a) Each Company is in compliance with all written awards, injunctions, judgments, decrees, orders, rulings, subpoenas or verdicts or other decisions received by such Company from a Governmental Entity, and to the Knowledge of the Seller, is in compliance with all Laws, in each case to which the business of either Company is subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Company owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to conduct its business as now conducted, except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8 No Undisclosed Liabilities. To the Knowledge of the Seller, the Companies do not have any Liability, except for (i) Liabilities set forth on the Interim Financial Statements (rather than in any notes thereto) and (ii) Liabilities which have arisen since the date of the Interim Financial Statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

4.9 Tangible Personal Assets.

(a) Except as set forth in Section 4.9(a) of the Disclosure Schedule or as set forth below, each of the Companies has good title to, or a valid interest in, all of its tangible personal assets, free and clear of all Liens, other than (i) Permitted Liens or (ii) Liens that, individually or in the aggregate, do not materially interfere with the ability of such Company thereof to conduct its business as currently conducted and do not adversely affect the value of, or the ability to sell, such personal properties and assets. Buyer acknowledges that all Liabilities of the Company existing on the Closing Date will be assumed at the Closing and Liens will remain on the Assets for all such Liabilities which are outstanding as of the Closing Date, except for the Corporation Loans, which Seller shall pay on or prior to the Closing, and the corresponding Liens of the Corporation Loans, which Seller shall cause to be terminated. Buyer acknowledges that there is currently a lien filed against the Corporation’s assets by Kalamata Capital Group (the “Kalamata Lien”) naming CMD as a debtor, by Corporate Service Company, as Representative, initial filing number in Nevada 2021172492-1 (the “UCC-1”) with the debtors listed as The Custom Built LLC and CMD Inc., which UCC-1 was executed by Hicterjeln Sanchez, a former employee of the Corporation. The Corporation has disputed the validity of this lien and the lien has since been released but still shows as a lien on the Nevada Secretary of State’s website. Seller shall indemnify Buyer from any and all Losses (as defined in Section 9.2) existing on the date hereof or in the future relating to the Kalamata Lien and the UCC-1.

(b) To the Knowledge of the Seller, each Company’s tangible personal assets are in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects (other than defects that do not interfere with the continued use thereof in the conduct of normal operations) and are suitable for the purposes for which they are currently being used.

4.10 Real Property.

(a) Owned Real Property. Neither Company owns any real property.

(b) Leased Real Property. Section 4.10(b) of the Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which either Company is either lessor or lessee (the “Real Property”). Prior to or at the Closing, the Seller will terminate all leases under which either Company is a lessee and hereby confirms that the Companies will be released from any and all claims or obligations arising thereunder. The Buyer will enter into new leases for the Real Property with an Affiliate of the Seller as of the Closing Date.

4.11 Intellectual Property.

(a) “Intellectual Property” means (i) trade secrets, inventions, confidential and proprietary information, know-how, formulae and processes, (ii) patents (including all provisionals, reissues, divisions, continuations and extensions thereof) and patent applications, (iii) trademarks, trade names, trade dress, brand names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications (whether registered, unregistered or existing at common law, including all goodwill attaching thereto), (iv) copyrights, including copyright registrations, copyright applications and unregistered common law copyrights; (v) and all licenses for the Intellectual Property listed in items (i) – (iv) above.

(b) Section 4.11(b) of the Disclosure Schedule sets forth a list that includes all material Intellectual Property owned by either Company and that is registered or subject to an application for registration (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate) (the “Company-Owned Intellectual Property”).

(c) All necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Company-Owned Intellectual Property.

(d) Except as set forth on Section 4.11(d) of the Disclosure Schedule, (i) each Company is the exclusive owner of its Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) no proceedings have been instituted, are pending or to the Knowledge of the Seller, are threatened that challenge the rights of the applicable Company in or the validity or enforceability of the Company-Owned Intellectual Property; (iii) to the Knowledge of the Seller, neither the use of the Company-Owned Intellectual Property as currently used by the applicable Company in the conduct of the Company’s business, nor the conduct of the business as presently conducted by the applicable Company infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any Person; and (iv) as of the date of this Agreement, neither Company has made a claim of a violation, infringement, misuse or misappropriation by any Person, of their rights to, or in connection with, the Company-Owned Intellectual Property.

(e) Except as set forth in Section 4.11(e) of the Disclosure Schedule, neither Company has permitted or licensed any Person to use any of its Company-Owned Intellectual Property.

(f) Section 4.11(f) of the Disclosure Schedule sets forth a complete and accurate list of all licenses, other than “off the shelf” commercially available software programs, pursuant to which a Company licenses from any Person Intellectual Property that is material to and used in the conduct of the business by the applicable Company.

(g) To the Knowledge of the Seller, neither Company is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Company-Owned Intellectual Property or pursuant to which the applicable Company is licensed to use Intellectual Property owned by a third party, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.12 Absence of Certain Changes or Events. Other than as set forth in Section 4.12 of the Disclosure Schedule, since the date of the Interim Financial Statements, no event has occurred that has had, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since that date:

(a) neither Company has sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(b) neither Company has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $150,000 other than for work to be performed by the applicable Company or outside the ordinary course of business;

(c) no party (including either Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $150,000 to which either Company is a party or by which any of them is bound;

(d) neither Company has imposed any Liens upon any of its assets, tangible or intangible;

(e) neither Company has made any capital expenditure (or series of related capital expenditures) either involving more than $150,000 or outside the ordinary course of business;

(f) neither Company has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $150,000 or outside the ordinary course of business;

(g) neither Company has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(h) there has been no change made or authorized in the certificate of incorporation or bylaws of the Corporation or in the articles of organization or operating agreement of the LLC;

(i) neither Company has issued, sold, or otherwise disposed of any of its capital stock or Membership Interests, as applicable, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or Membership Interests, as applicable;

(j) neither Company has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

(k) neither Company has entered into any employment contract or modified the terms of any existing such contract or agreement;

(l) neither Company has granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business; and

(m) neither Company has committed to any of the foregoing.

4.13 Contracts.

(a) Except as set forth in Section 4.13(a) of the Disclosure Schedule, as of the date hereof, neither Company is a party to or bound by any: (i) Contract not contemplated by this Agreement that materially limits the ability of such Company to engage or compete in the manner of the business presently conducted by such Company; (ii) Contract that creates a partnership or joint venture or similar arrangement with respect to any material business of the applicable Company; (iii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $150,000; (iv) Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement; and (v) Contract that involves performance of services or delivery of goods or materials by or to the applicable Company in an amount or with a value in excess of $150,000 in any 12-month period (which period may extend past the Closing).

(b) The Seller has heretofore made available to the Buyer true and complete copies of each of the Contracts set forth in Section 4.13(a) of the Disclosure Schedule. To the Knowledge of the Seller, (i) all such Contracts are valid and binding, (ii) all such Contracts are in full force and effect (except for those that have terminated or will terminate by their own terms), and (iii) neither Company nor any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding the foregoing, there may be some Contracts which require consent upon a change of control and Seller will not be in violation of this representation and warranty for any such contracts. The Buyer understands any such consents will not be obtained until after Closing and Buyer and Seller will mutually cooperate in obtaining such consent.

4.14 Litigation. Except as set forth in Section 4.14 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Seller, threatened against a Company that (a) challenges or seeks to enjoin, alter or materially delay the Acquisition or (b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.15 Employee Benefits.

(a) Section 4.15(a) of the Disclosure Schedule includes a list of all Benefit Plans maintained or contributed to by a Company (the “Company Benefit Plans”). The Seller has delivered or made available to the Buyer copies of each Company Benefit Plan, and (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required.

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, to the Knowledge of the Seller, (i) none of the Company Benefit Plans is subject to Title IV of ERISA; (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS and, to the Knowledge of the Seller, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination; and (iii) each Company Benefit Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.16 Labor and Employment Matters. Section 4.16 of the Disclosure Schedule sets forth a list of all written employment agreements that obligate a Company to pay an annual salary of $50,000 or more and to which a Company is a party. To the Knowledge of the Seller, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of a Company. Neither Company is party to any collective bargaining agreement.

4.17 Environmental. Except (i) as set forth in Section 4.17 of the Disclosure Schedule or (ii) for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Seller, (a) each Company is in compliance with all applicable Laws relating to protection of the environment (“Environmental Laws”), (b) each Company possesses and is in compliance with all Permits required under any Environmental Law for the conduct of its operations and (c) there are no Actions pending against either Company alleging a violation of any Environmental Law. To the Knowledge of the Seller, no property currently leased or operated by a Company is or has been contaminated with any Hazardous Substance in a manner that could reasonably be expected to require remediation or other action pursuant to any Environmental Law Neither the Seller, nor either Company has received any written notice, demand, letter, claim or request for information alleging that either Company or the Seller are in violation of or liable under any Environmental Law. For purposes of this Agreement, “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or defined pursuant to any Environmental Law or (ii) any petroleum product or by- product, asbestos-containing material, polychlorinated biphenyls or radioactive material.

4.18 Insurance. Section 4.18 of the Disclosure Schedule sets forth a list of each insurance policy that covers a Company or its businesses, properties, assets, directors, officers or employees (the “Policies”). Such Policies are in full force and effect in all material respects and to the Knowledge of the Seller, neither Company is not in violation or breach of or default under any of its obligations under any such Policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.19 Inventory. The on hand inventory of each Company which has been purchased for a specific project consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the balance sheet included in the Interim Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies.

4.20 Notes and Accounts Receivable. All notes and accounts receivable of the combined Companies are reflected properly on their books and records, to the Knowledge of Seller are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the balance sheet included in the Interim Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies.

4.21 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of either Company.

4.22 Product Warranty. To the Knowledge of the Seller, each product manufactured, sold, leased, or delivered by either Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and neither Company, to the Knowledge of the Seller, has any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the balance sheet included in the Interim Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies. No product manufactured, sold, leased, or delivered by either Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4.22 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

4.23 Product Liability. To the Knowledge of the Seller, neither Company has Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by either Company.

4.24 Brokers’ Fees. Except as set forth in Section 4.24 of the Disclosure Schedule, which such fees shall be paid prior to or at Closing with the Companies’ cash, neither Company has Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

4.25 Certain Business Relationships with the Company. Except as set forth in Section 4.25 of the Disclosure Schedule and except for the leases of the Real Property from an Affiliate of Seller, neither the Seller, nor any Affiliate of the Seller, has been involved in any business arrangement or relationship with either Company within the past 12 months, and neither the Seller, nor any Affiliate of the Seller, owns any asset, tangible or intangible, which is used in the Business.

4.26 Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

4.27 NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY THE BUYER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that each statement contained in this Article V is true and correct as of the date hereof and as of the Closing Date.

5.1 Organization. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware. The Buyer has all requisite corporate power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Buyer is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

5.2 Authorization. The Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other action on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.3 Noncontravention.

(a) Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Buyer, (ii) violate any Law applicable to the Buyer on the date hereof or (iii) violate any Contract to which the Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity.

5.4 Brokers’ Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Seller or either Company.

5.5 Investment Purpose. The Buyer is acquiring the Common Stock solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof within the meaning of the securities laws. Buyer acknowledges that the Common Stock are not registered under the securities laws (or any state securities or blue-sky laws of any jurisdiction), and that the Common Stock may not be transferred or sold except pursuant to the registration provisions of the securities laws or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.6 Legal Proceedings. There is no Action of any nature pending or, to the Buyer’s knowledge, threatened against or by the Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

5.7 Sufficiency of Funds. The Buyer has sufficient financing as of the Closing Date, cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

5.8 Licenses and Permits. Subject to the employment agreement to be entered into between the Buyer and the Seller pursuant to Section 7.1(h) and Section 7.2(d), Buyer has obtained, or will obtain, prior to the Closing Date, all licenses, permits and/or approvals from each federal, state, city, county or local governmental agency, as well as any other third party, that are necessary for the valid consummation by Buyer of the transactions contemplated hereby and that are necessary in the operation of the Business; provided, however, that the parties acknowledge and understand that any necessary change of ownership notifications or approvals from the jurisdiction in which the Business currently resides shall occur after the Closing Date.

5.9 Due Diligence. Other than the representations and warranties set forth in Articles III and IV, Buyer is purchasing the Common Stock and the Membership Interests “as-is” “where- is”. Buyer has reviewed all documents it believes are necessary to evaluate the Business and each Company. Buyer conducted all due diligence reviews and inspections of the Business and the Assets as Buyer deemed necessary. Buyer is not relying upon any representation or warranty of Seller other than those which are specifically set forth in this Agreement.

5.10 Full Disclosure. None of the representations and warranties made by Buyer, or made in any document, schedule, certificate, memorandum or in any information of any kind furnished, or to be furnished by Buyer, or on the behalf of any of them, contains or will contain any false statement of a material fact, or omits or will omit any material fact the omission of which would be misleading. Further, Buyer agrees that, for purposes of Articles III and IV, (i) a disclosure in one Schedule from Seller will be deemed a disclosure in all Schedules, whether or not omitted from a particular Schedule, (ii) that Buyer knows of no omissions or inaccuracies in any Schedule provided by Seller and (iii) any information obtained by Buyer, or any Buyer representative, in writing from Seller, or a Seller Representative prior to Closing will be deemed incorporated into the Schedules.

5.11 Intent to Operate / Restrictions. Buyer is purchasing the Common Stock and the Membership Interests with the intent to continue to operate and grow the Companies and to ensure that the Companies continue to be a viable going concern. Buyer will not shut down either Company, terminate operations of either Company, spin off or split up all or any portion of the Companies, nor sell, encumber, or otherwise transfer the Common Stock or the Membership Interests prior to full payment of all amounts due and owing to Seller including the amount due under the Working Capital Note.

5.12 NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT THE BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY THE SELLER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE VI

COVENANTS

6.1 Consents. The Seller will cause each Company to use its commercially reasonable efforts to obtain any required third-party consents to the Acquisition and the other transactions contemplated by this Agreement in writing from each Person.

6.2 Operation of each Company’s Business. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, each Company will, and the Seller will cause each Company to, except (i) as otherwise contemplated by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of the Buyer (which consent will not be unreasonably withheld or delayed), (A) use commercially reasonable efforts to carry on its business and maintain its employees, customers, assets and operations as an ongoing concern in the ordinary course and in a manner consistent with past practice, (B) maintain the property and other assets of each Company in good working order (normal wear excepted), and (C) not take any action or enter into any transaction that would result in the following:

(a) any change in the certificate of incorporation, as amended, the articles of organization, as amended, bylaws, as amended, or operating agreement, as amended, of either Company or any amendment of any material term of any outstanding security of either Company;

(b) any issuance or sale of any additional shares of, or rights of any kind to acquire any shares of, any capital stock of any class of the Corporation or any issuance or sale of any additional units of, or rights of any kind to acquire any units of any class of the LLC (whether through the issuance or granting of options or otherwise);

(c) any incurrence, guarantee or assumption by either Company of any indebtedness for borrowed money other than in the ordinary course of business in amounts and on terms consistent with past practice;

(d) any change in any method of accounting, accounting principle or accounting practice by either Company which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) except in the ordinary course of business (i) any adoption or material amendment of any Company Benefit Plan, (ii) any entry into any collective bargaining agreement with any labor organization or union, (iii) any entry into an employment agreement or (iv) any increase in the rate of compensation to any employee in an amount that exceeds 10% of such employee’s current compensation; provided, that a Company may (A) take any such action for employees in the ordinary course of business or pursuant to any existing Contracts or Company Benefit Plans and (B) adopt or amend any Company Benefit Plan if the cost to such Person of providing benefits thereunder is not materially increased;

(f) except in the ordinary course of business, any cancellation, modification, termination or grant of waiver of any material Permits or Contracts to which either Company is a party, which cancellation, modification, termination or grant of waiver would, individually or in the aggregate, have a Material Adverse Effect;

(g) any change in the Tax elections made by a Company or in any accounting method used by a Company for Tax purposes, where such Tax election or change in accounting method may have a material effect upon the Tax Liability of a Company for any period or set of periods, or the settlement or compromise of any material income Tax Liability of the Company;

(h) except in the ordinary course of business, any acquisition or disposition of any business or any material property or asset of any Person (whether by merger, consolidation or otherwise) by either Company;

(i) any grant of a Lien on any properties and assets of either Company that would have, individually or in the aggregate, a Material Adverse Effect;

(j) any entry into any agreement or commitment to do any of the foregoing other than entering into Contracts in the ordinary course of business.

6.3 Access. The Seller will cause each Company to permit the Buyer and its Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of such Company, to the premises, properties, books, records (including Tax records), Contracts and documents of or pertaining to the applicable Company.

6.4 Transfer of Cash and Cash Equivalents and other Assets. On or prior to the Closing, each Company and Seller will transfer, or cause to be distributed all cash and cash equivalents of the Companies (other than cash constituting customer deposits (“Customer Deposits”)) to, among other things, pay any fees owed by a Company to brokers or advisors (including termination fees under any advisory agreement) and, at Seller’s sole and absolute discretion, for any indebtedness for borrowed money; with the remainder distributed to Seller, provided, however, that the Companies shall have a combined amount in cash in their corporate bank account at the Closing that is equal to Three Hundred Thousand Dollars ($300,000.00) (exclusive of Customer Deposits) in the aggregate which shall not be considered part of Net Working Capital (“Minimum Cash”). The Customer Deposits shall remain in a bank account of one or both of the Companies as an asset of the Companies after the Closing and shall not be distributed to the Seller or otherwise. In addition, prior to the Closing, the Companies shall cause to be transferred to the Seller all of the Seller’s personal assets including but not limited to his cell phone, lap top and pictures, the 2022 Jeep Wrangler and the Las Vegas Raiders Season tickets.

6.5 Notice of Developments. The Seller will give prompt written notice to the Buyer of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to cause a breach of any of its respective representations, warranties, covenants or other agreements contained herein. The Buyer will give prompt written notice to the Seller and each Company of any event that could reasonably be expected to cause a breach of any of its representations, warranties, covenants or other agreements contained herein or could reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 6.5 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

6.6 No Solicitation.

(a) The Seller will, and will cause each Company and each of their Representatives to, cease immediately any existing discussions regarding a Transaction Proposal between the execution of this Agreement and December 3, 2024.

(b) From and after the date of this Agreement until the earlier of (i) December 3, 2024 or (ii) the date this Agreement is otherwise terminated, without the prior consent of the Buyer, neither the Seller nor either Company will, nor will they authorize or permit any of their respective Representatives to, directly or indirectly through another Person to, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

6.7 Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, the Seller and the Buyer will, and the Seller will cause each Company to, take all such reasonable and lawful action as may be necessary or appropriate in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby as promptly as practicable. Seller agrees to assist the Companies after the Closing in attempting to obtain a line of credit by introducing the Buyer to his contacts at the current bank in which the Companies do business.

6.8 Covenant not to Compete. For a period of three years from and after the Closing (the “Noncompetition Period”), the Seller shall not engage directly or indirectly in any business that is competitive with the current business of either Company (the “Business”) within an area of one hundred miles of any geographic area in which the Business is conducted as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly- traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. During the Noncompetition Period, the Seller shall not induce or attempt to induce any customer, or supplier of the Buyer or any affiliate of the Buyer to terminate its relationship with the Buyer or any Affiliate of the Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm the Buyer or any Affiliate of the Buyer. During the Noncompetition Period, the Seller shall not, on behalf of any entity other than the Buyer or an Affiliate of the Buyer, hire or retain, or attempt to hire or retain, in any capacity any Person who is, or was at any time during the preceding twelve (12) months, unless such person was terminated, an employee or officer of the Buyer or an Affiliate of the Buyer, other than pursuant to a general solicitation. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.8 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 6.8 shall immediately terminate and be of be further force and effect in the event of any uncured default under this Agreement, the Working Capital Note or in the event any payment otherwise due under this Agreement or the Working Capital Note is not paid when due, which failure to pay shall include any failure to pay based upon any subordination clause whether in the Working Capital Note or otherwise.

6.9 Financial Information. The Seller shall cooperate with the Buyer and the Buyer’s independent certified public accounting firm in order to enable the Buyer to create audited financial statements, prepared at the Buyer’s sole cost and expense, for the two full fiscal years preceding the Closing Date, by making available the Seller’s records as they are maintained in the ordinary course of business and answering reasonable questions.

6.10 Disclosure Schedule. The Seller shall deliver the initial Disclosure Schedule to Buyer as soon as reasonably practicable after the date hereof, but in no event later than November 15, 2024 (or such later date prior to the Closing as mutually agreed by Buyer and the Seller). Buyer shall have five (5) Business Days to review the Disclosure Schedule after its receipt thereof and receipt of all documents, agreements and information specified therein or requested by the Buyer relating to the matters specified therein (the “Disclosure Schedule Review Period”), and the Seller shall reasonably cooperate with Buyer in its review of the Disclosure Schedule, including providing access and information as reasonably requested. The Seller may, on or prior to the Closing Date deliver to the Buyer, updated Schedules. Such updated Disclosure Schedules, as of the Closing Date, shall be substituted as the Schedule to be included in this Agreement and shall fully replace the previously prepared Schedule, with no liability to Seller for the previous Schedule.

ARTICLE VII

CONDITIONS TO OBLIGATIONS TO CLOSE

7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the Acquisition is subject to the satisfaction or waiver by the Buyer of the following conditions:

(a) The representations and warranties of the Seller set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Buyer will have received a certificate signed by the Seller to such effect.

(b) The Seller will have performed all of the covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the ability of the Seller to consummate the Acquisition or perform its other obligations hereunder. The Buyer will have received a certificate signed by the Seller to such effect.

(c) There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Interim Financial Statements which has had or is reasonably likely to cause a Material Adverse Effect.

(d) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(e) Each Company shall have delivered evidence reasonably satisfactory to the Buyer of each Company’s corporate organization and proceedings and its existence in the jurisdiction in which it is incorporated, including evidence of such existence as of the Closing.

(f) The Seller or Seller’s Affiliate shall have entered into the Lease with the Companies or the Buyer in the form mutually agreeable to the parties thereto.

(g) The combined Companies shall have the Minimum Cash in its corporate bank account.

(h) The Buyer shall have entered into an employment agreement with the Seller, in the form mutually agreed by the parties thereto.

(i) Buyer shall have received the Disclosure Schedule, and the Disclosure Schedule Review Period shall have expired.

(j) All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer. In the event all conditions to close are not met by Seller on or before the Closing Date, Buyer shall have the right, in its sole discretion, to terminate this Agreement but the Option Consideration is non-refundable and Buyer shall not be entitled to a return of the Option Consideration.

7.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the Acquisition is subject to the satisfaction or waiver by the Seller of the following conditions:

(a) The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct does not adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Seller will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(b) The Buyer will have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing, except such failures to perform as do not materially adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Seller will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(c) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(d) The Seller shall have entered into an employment agreement with the Buyer, in the form mutually agreeable to the parties thereto.

(e) The Seller or Seller’s Affiliate shall have entered into the Lease with the Companies or the Buyer in the form mutually agreeable to the parties thereto.

(f) Buyer shall have issued the Working Capital Note at the Closing, in the form mutually agreeable by the Buyer and the Seller; and the Buyer and the Seller shall have entered into the guaranty and security agreements in the form mutually agreeable to the parties thereto.

(g) All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller.

In the event all conditions to close are not met by Buyer on or before the Closing Date, Seller shall have the right, in his sole discretion to terminate this Agreement.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

8.1 Termination of Agreement. This Agreement may be terminated as follows:

(a) by mutual written consent of the Buyer and the Seller at any time prior to the Closing;

(b) by either the Buyer or the Seller if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by either the Buyer or the Seller if the Closing does not occur on or before December 3, 2024; provided that the right to terminate this Agreement under this Section 8.1(c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time but the Option Consideration is non-refundable and Buyer shall not be entitled to a return of the Option Consideration;

(d) by the Buyer if the Seller has materially breached his representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.1(a) or 7.1(b) would not be satisfied; or

(e) by the Seller if the Buyer has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied; provided that this Article VIII shall not be applicable in the event this Agreement and the Closing occur simultaneously.

8.2 Effect of Termination. In the event of termination of this Agreement by either the Seller or the Buyer as provided in Section 8.1, this Agreement will forthwith become void and have no effect, without any Liability (other than with respect to any suit for breach of this Agreement) on the part of the Buyer or the Seller (or any stockholder, agent, consultant or Representative of any such party); provided, that the provisions of Sections 10.1, 10.6, 10.7, 10.8, 10.11, 10.13 and this Section 8.2 will survive any termination hereof pursuant to Section 8.1.

8.3 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer and the Seller.

8.4 Waiver. At any time prior to the Closing, the Buyer may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Seller or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Seller or any conditions to its own obligations; provided that nothing in this Section shall alter or affect Section 8.1(c). Any agreement on the part of the Buyer to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on its behalf by its duly authorized officer. At any time prior to the Closing, the Seller may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer or any conditions to their own obligations. Any agreement on the part of the Seller to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed by the Seller. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX

INDEMNIFICATION

9.1 Survival. The representations and warranties made herein and in any certificate delivered in connection herewith shall survive for a period of twelve (12) months following the Closing Date, at which time they shall expire; provided, however, that (i) the representations and warranties set forth in Sections 3.1 (Authority and Enforceability), 3.3 (The Shares and the Membership Interests), 3.4 (Broker’s Fees), 4.1 (Organization, Qualification and Corporate Power; Authority and Enforceability), 4.3 (Capitalization), 5.1 (Organization), 5.2 (Authorization), and 5.3 (Noncontravention) of this Agreement (the “Fundamental Representations”) shall survive for the applicable statute of limitations period and (ii) the representations and warranties in Section 4.6 (Taxes) of this Agreement shall survive until the expiration of the applicable statute of limitations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then notwithstanding any statement herein to the contrary, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved. Unless a specified period is set forth in this Agreement (in which event such specified period will control), all agreements and covenants contained in this Agreement will survive the Closing and remain in effect until the expiration of the applicable statute of limitations.

9.2 Indemnification by Seller. From and after the Closing, the Seller agrees to indemnify, defend and save Buyer and its Affiliates, stockholders, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from and against any and all liabilities, deficiencies, demands, claims, Actions, assessments, losses, costs, expenses, interest, fines, penalties and damages (including fees and expenses of attorneys and accountants and costs of investigation) (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations or warranties or covenants of the Seller or concerning the Companies contained in Article III, Article IV or Article VI of this Agreement (provided that such claim is timely brought pursuant to Section 9.1), including liabilities relating to the period of operation of the business of either Company occurring prior to the Closing or (b) the failure of the Seller to perform any of his or her covenants or obligations contained in this Agreement.

9.3 Indemnification by Buyer. From and after the Closing, the Buyer agrees to indemnify, defend and save the Seller and to the extent applicable, the Seller’s Affiliates, employees, agents and representatives (each, a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations and warranties of Buyer contained in Article V and VI of this Agreement, (b) the failure of Buyer to perform any of its covenants or obligations contained in this Agreement, and/or (c) the conduct and operations of each Company on or following the Closing.

9.4 Indemnification Procedure.

(a) If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article IX, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In that regard, if any Action, Liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article IX (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim in writing, specifying the basis of such claim and the facts pertaining thereto, and the Indemnifying Party, if the Indemnifying Party so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses. If the Indemnifying Party elects to assume control of the defense of a Third-Party Claim, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party. All claims other than Third- Party Claims (a “Direct Claim”) may be asserted by the Indemnified Party giving notice to the Indemnifying Party. Absent an emergency or other extenuating circumstance, the Indemnified Party shall give written notice to the Indemnifying Party of such Direct Claim prior to taking any material actions to remedy such Direct Claim.

(b) In no event shall the Indemnified Party pay or enter into any settlement of any claim or consent to any judgment with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement or judgment would require the Indemnifying Party to pay any amount. The Indemnifying Party may enter into a settlement or consent to any judgment without the consent of the Indemnified Party so long as (i) such settlement or judgment involves monetary damages only and (ii) a term of the settlement or judgment is that the Person or Persons asserting such Third-Party Claim unconditionally release all Indemnified Parties from all liability with respect to such claim; otherwise the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any Third-Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed.

9.5 Failure to Give Timely Notice. A failure by an Indemnified Party to provide notice as provided in Section 9.4 will not affect the rights or obligations of any Person except and only to the extent that, as a result of such failure, any Person entitled to receive such notice was damaged as a result of such failure to give timely notice. Nothing contained in this Section 9.5 shall be deemed to extend the period for which Seller’s representations and warranties will survive Closing as set forth in Section 9.1 above.

9.6 Limit on Indemnification Obligation. Notwithstanding anything in this Agreement to the contrary, the liability of the Seller to the Buyer Indemnified Parties with respect to claims for indemnification pursuant to Section 9.2 (but not with respect to (i) the Fundamental Representations and (ii) the Seller’s covenants set forth in Section 2.3 (Adjustments to Purchase Price), Section 6.8 (Covenant not to Compete), (collectively, the “Fundamental Covenants”), in each case, for which recovery shall not be so limited) is subject to the following limitations:

(a) The Seller shall not, in the aggregate, be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2 (other than with respect to (i) acts of fraud, (ii) the Fundamental Representations, or (iii) the Fundamental Covenants, in each case, for which recovery shall not be so limited) to the extent that the amounts otherwise indemnifiable for such breaches exceeds $2,512,500.00.

(b) The Seller shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2 (other than with respect to acts of fraud, willful misconduct or the breach of Fundamental Representations or Fundamental Covenants, in each case, for which recovery shall not be so limited) until and unless the aggregate amounts indemnifiable for such breaches exceeds $60,000. In the event the Buyer Indemnified Parties’ claim for Losses, in the aggregate, exceed $60,000, the Buyer Indemnified Parties shall be entitled to the entire amount of such Losses back to the first dollar, provided that, except for fraud, willful misconduct or the breach of Fundamental Representations, which shall be unlimited, the Seller’s liability for Losses shall be limited to $2,512,500.00.

(c) The Seller shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2 unless the claim therefor is timely asserted.

(d) Losses otherwise subject to indemnity hereunder will be calculated after application of any received insurance proceeds actually received by the Indemnitee (net of costs of recovery).

9.7 Recoupment Under Working Capital Note.

(a) If the Seller is obligated to indemnify the Buyer or any other Buyer Indemnified Party for any indemnification claim in accordance with this Article IX, the Buyer may set-off the amount of such claim against the amounts due to the Seller under the Working Capital Note.

(b) If the Buyer intends to set-off any amount hereunder, the Buyer shall provide not less than thirty (30) days’ prior written notice to the Seller of its intention to do so, together with a reasonably detailed explanation of the basis therefor (a “Set-Off Notice”). If, within fifteen (15) days of its receipt of a Set-Off Notice, the Seller provides the Buyer with written notice of the Seller’s dispute with the Buyer’s right to make such set-off, the Buyer and the Seller (and their respective representatives and advisors) shall meet (which may be accomplished telephonically) in good faith within five (5) days to attempt to resolve their dispute. If such dispute remains unresolved despite the Buyer’s good faith attempt to meet with the Seller and resolve such dispute, the Buyer may set-off under this Section 9.7 only (a) with respect to those indemnification claims that have been Finally Determined (as defined below), (b) as described in Section 9.7(c) relating to the payments due under the Working Capital Note or (c) with the prior written consent of the Seller.

(c) In the event of a dispute with respect to any indemnification claim against the Seller made in good faith pursuant to this Article IX, and the liability for and amount of Adverse Consequences therefore, the Buyer may withhold any payments due to the Seller under the Buyer Note, up to the disputed amount, but only if the Buyer deposits such withheld amounts into escrow account with a mutually agreeable title company in Clark County, Nevada in accordance with a mutually agreed upon escrow agreement, provided that if the parties cannot agree upon the terms of the escrow agreement or the escrow agent, the Buyer shall deposit the withheld payments with a court of competent jurisdiction in Clark County, Nevada. For purposes of this Agreement, “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, lost value, expenses, and fees, including court costs and attorneys’ fees and expenses. For purposes of this Agreement, the term “Finally Determined” shall mean with respect to any indemnification claim made, and the liability for and amount of Losses therefor, when the parties to such claim have so determined by mutual agreement or, if disputed, when a judgment has been issued by a court or arbitral panel having proper jurisdiction.

9.8 Sole and Exclusive Remedy. Except with respect to claims for specific performance or other equitable remedies and for claims based upon fraud, in respect of any breach of any representations, warranties, covenant agreements or obligations required to be performed on or after Closing pursuant to this Agreement, this Article IX shall be the sole and exclusive remedy for Adverse Consequences of any Indemnified Party and each Party waives all statutory, common law and other claims with respect thereto, other than claims for indemnification under this Article IX from and after the Closing with respect to breaches of this Agreement. In addition, the Buyer may only look to satisfy any indemnification claim against the Seller for Adverse Consequences as a set off to the Working Capital Note and shall have no other right to recover damages for Adverse Consequences.

9.9 Payments. Payments of all amounts owing by an Indemnifying Party under this Article IX shall be made promptly upon the determination in accordance with this Article IX that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.

ARTICLE X

MISCELLANEOUS

10.1 Confidentiality Agreement. The confidentiality agreement dated March 7, 2024 shall continue in full force and effect except that Buyer or its parent, Holdings, shall be allowed to issue a press release concerning this transaction, subject to the Seller reviewing a draft of the press release and consenting to the verbiage in such press release, which consent shall not be unreasonably withheld; provided, however, that the Buyer may make regulatory filings referring to this Agreement or attaching a copy hereof as may be required by applicable law.

10.2 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

10.3 Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

10.4 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, in the case of assignment by the Buyer, by the Seller, and, in the case of assignment by the Seller, the Buyer.

10.5 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.6 Notices. All notices and other communications that are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by electronic mail, by telecopy, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving party at the address specified below or to such other address as such party may have given to the other by notice pursuant to this Section. Notice shall be deemed given on the date of delivery, in the case of personal delivery, electronic mail, or telecopy, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

If to the Buyer:	1847 CMD Inc.
c/o 1847 Holdings LLC
590 Madison Avenue, 21st Floor
New York, NY 10022
Attn: Ellery W. Roberts
Email:

with a copy to (which shall not constitute notice):

Bevilacqua PLLC
1050 Connecticut Avenue, NW
Suite 500
Washington, DC 20036
Attn: Louis A. Bevilacqua
Email:
Facsimile: 202-869-0889

If to the Seller:	Chris Day

with a copy to (which shall not constitute notice):

Levine Garfinkel & Eckersley
1671 West Horizon Ridge Parkway Suite 230
Henderson, NV 89012
Attention: Ira S. Levine, Esq.
Email:

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

10.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Nevada without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Nevada.

10.8 Consent to Jurisdiction / WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEVADA, COUNTY OF CLARK, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO SHALL AND HEREBY DOES WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR FOR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE.

10.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

10.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

10.11 Expenses. Except as otherwise provided in this Agreement, whether or not the Acquisition is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses, except that Buyer shall pay to Seller the amount of Twenty-Five Thousand Dollars ($25,000.00) toward Seller’s legal fees. As used in this Agreement, “expenses” means the out-of-pocket fees and expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

10.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the following provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at Law or equity: Section 6.8 (Covenant not to Compete), and Fundamental Covenants.

10.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Stock and Membership Interest Purchase Agreement to be duly executed as of the date first above written.

BUYER:

1847 CMD INC.

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Chief Executive Officer

SELLER:

/s/ Chris Day
Name: Chris Day